EXHIBIT 99.1

Pardes Biosciences Reports Full Year 2021 Financial Results and Provides Business Update

CARLSBAD, Calif. March 29, 2022 (GLOBE NEWSWIRE) – Pardes Biosciences, Inc. (NASDAQ: PRDS), a clinical-stage biopharmaceutical company developing PBI-0451 as a potential stand-alone novel direct-acting, oral antiviral drug candidate for the treatment and prevention of SARS-CoV-2 infections and associated diseases (i.e., COVID-19), today reported financial results for the full year ended December 31, 2021 and provided a business update.

“2021 was a transformational year for Pardes, culminating in the completion of our business combination and successful financing, which positioned us well to continue working urgently to develop PBI-0451 as a potential stand-alone oral antiviral drug candidate for the treatment and prevention of COVID-19. We have seen oral antiviral treatments begin to emerge, and while they are a great starting point - there is a clear need for additional therapies, especially for those individuals with the greatest need - such as those who are older or those with co-morbid medical conditions,” said Tom Wiggans, Chief Executive Officer and Chairman of Pardes Biosciences. “We are encouraged by the observations from our First-in-Human Phase 1 study, which is pending completion, and we look forward to leveraging these insights to inform our upcoming Phase 2/3 study, which we plan to initiate in the middle of the year.”

Recent Corporate Highlights

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Completed Business Combination with FS Development Corp. II: In December 2021, Pardes completed its business combination with FS Development Corp. II (FSII), a special purpose acquisition company (SPAC) sponsored by Foresite Capital. Gross proceeds made available to Pardes from this transaction totaled approximately $274 million, which included funds held in FSII’s trust account and the concurrent private investment in public equity (PIPE) financing.
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Strengthened Leadership Team with Key Additions: Pardes has grown it’s executive and senior leadership team with several key appointments across manufacturing, research, and business development. Significant hires include:
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Valdas Jurkauskas, Ph.D.: Pardes appointed Valdas Jurkauskas as Senior Vice President of Technical Operations. Dr. Jurkauskas brings 18 years of extensive experience in pharmaceutical manufacturing, clinical and commercial drug supply and enabling transition from clinical stage into commercialization.
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Ann Kwong, Ph.D.: Pardes appointed Ann Kwong as Executive Vice President of Research. Dr. Kwong brings more than 30 years of experience in antiviral drug discovery and development expertise. Ann also has experience in leading an NDA team and a commercial franchise team in the biopharmaceutical industry.

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Phil Tinmouth: Pardes appointed Philippe Tinmouth as Chief Business and Strategy Officer. Mr. Tinmouth brings more than 25 years of experience in strategic leadership, business development and alliance management in the biopharmaceutical industry.
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Appointed Thomas G. Wiggans to CEO and Chairman of the Board: In March 2022, Pardes appointed Thomas G. Wiggans to assume the role of Chief Executive Officer and Chair of the Board of Directors. Mr. Wiggans brings over 40 years of biopharmaceutical industry experience, including chief executive leadership roles with multiple successful acquisitions. In parallel, Uri A. Lopatin, M.D. --who founded Pardes and led it from inception through its public listing via SPAC transaction – will remain part of the company as a Board member and transition to a Scientific and Strategic Advisor role.
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First-in-Human PBI-0451 Phase 1 Trial completion: PBI-0451 has completed dosing in a comprehensive First-in-Human study and has showed favorable tolerability over a duration of exposure in excess of intended treatment duration. Moreover, PBI-0451 administered as a stand-alone agent achieved and maintained pharmacokinetics (PK) exposures that has potential to provide potent antiviral activity against SARS-CoV-2. Interim PK and safety data were presented at the 29th Conference on Retroviruses and Opportunistic Infections (CROI) 2022 and the 35th International Conference On Antiviral Research (ICAR) 2022. Dose selection for Pardes’ planned global Phase 2/3 study is in progress.
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Announced FDA Clearance of IND Application for PBI-0451: In January 2022, the United States Food and Drug Administration (FDA) cleared Pardes’ Investigational New Drug (IND) application for PBI-0451.

About Pardes Biosciences, Inc.

Pardes Biosciences is a clinical-stage biopharmaceutical company created to help solve pandemic-sized problems, starting with COVID-19. We are applying modern reversible-covalent chemistry as a starting point to discover and develop novel oral drug candidates. For more information, please visit www.pardesbio.com.

About PBI-0451

PBI-0451 is an orally administered direct-acting antiviral (DAA) that inhibits the coronavirus (CoV) main protease (Mpro), including the SARS-CoV-2 that causes COVID-19. Inhibition of Mpro prevents the liberation and assembly of the viral replication complex of the viral replication complex within infected cells that is required to produce more viral RNA and virions. Safety and pharmacokinetic (PK) data from the first-in-human study (Study PBI-0451-0001, NCT 05011812) support that PBI-0451, administered twice daily (BID) as a stand-alone agent has the potential to yield substantial antiviral activity against SARS-CoV-2 clinically. This is supported by favorable tolerability and safety data from oral administration of PBI-0451.

Availability of Other Information about Pardes Biosciences

Pardes Biosciences intends to use the Investors page of its website (https://ir.pardesbio.com) as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure). Accordingly, investors should monitor Pardes Biosciences’ Investors website, in addition to following Pardes’ press releases, Securities and Exchange Commission filings, public conference calls, presentations and webcasts.

Investor Contact:

ir@pardesbio.com

Stephen Jasper

Gilmartin Group

(858) 525-2047

stephen@gilmartinir.com

Select Financial Information:

Pardes Biosciences, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Year Ended December 31,	Period from February 27, 2020 (inception) through December 31,
	2021	2020
Operating expenses:
Research and development	$28,152	$4,563
General and administrative	10,336	750
Total operating expenses	38,488	5,313
Loss from operations	38,488	5,313
Other income (expense):
Interest expense, net	(30)	—
Change in fair value of SAFE liability	—	(7,693)
Total other expense, net	(30)	(7,693)
Net loss and comprehensive loss	$(38,518)	$(13,006)
Weighted-average number of common shares —basic and diluted	3,800,506	—
Net loss per share — basic and diluted	$(10.13)	$—

Pardes Biosciences, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$268,678	$3,410
Prepaid expenses and other current assets	6,581	194
Total current assets	275,259	3,604
Total assets	$275,259	$3,604
Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$2,385	$1,394
Accrued expenses	6,580	408
Simple agreements for future equity (SAFE)	—	14,808
Total current liabilities	8,965	16,610
Total liabilities	8,965	16,610

Stockholders' equity (deficit):
Preferred stock	—	—
Common stock	6	—
Additional paid-in capital	317,812	—
Accumulated deficit	(51,524)	(13,006)
Total stockholders' equity (deficit)	266,294	(13,006)
Total liabilities and stockholders' equity (deficit)	$275,259	$3,604